                                                                    EXHIBIT 12.2


                              DEAN HOLDING COMPANY
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                                    DIVIDENDS
                              (Dollars in millions)



                                               SIX MONTHS ENDED
                                              NOVEMBER 25, 2001
                                              -----------------

Income before taxes ........................   $           63.8
                                               ----------------

Fixed charges:
     Interest expense ......................               32.8
     Portion of rentals (33%) ..............                9.2
                                               ----------------

     Total fixed charges ...................               42.0
                                               ----------------

Earnings before taxes and fixed charges ....   $          105.8
                                               ================

Ratio of earnings to fixed charges and
preferred stock dividends ..................                2.5
                                               ================